November 30, 2007

The Board of Directors

of EDAP TMS S.A.

Parc d'activité La Poudrette Lamartine

4, rue du Dauphiné

69120 Vaulx-en-Velin, France

Ladies and Gentlemen:

We are acting as special French counsel for EDAP TMS S.A., a French société anonyme (the "Company"), in connection with the preparation and filing of the Registration Statement on Form F-3 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933, as amended, relating to the sale from time to time by the selling shareholders named therein (the “Selling Shareholders”) of up to 2,993,184 of the Company’s ordinary shares, nominal value of € 0.13 per share (the “Shares”), in the form of ordinary shares or American depositary shares, which Shares will be issued by the Company following the conversion of convertible bonds by, and for payment of the interest due under the debenture in Shares to, the Selling Shareholders.

We are familiar with the corporate proceedings of the Company to date with respect to the issuance of ordinary shares, including resolutions of (i) extraordinary general shareholders’ meetings of the Company authorizing and deciding the issuance of convertible bonds with warrants attached, the interest on which, subject to certain conditions, may be payable in shares and of (ii) the board of directors of the Company deciding the allocation of convertible bonds with warrants attached, the interest on which, subject to certain conditions, may be payable in shares to certain investors and we have examined such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed, and in particular, we have examined a certificate of incorporation (extrait k-bis) of the Company dated the date hereof, the subscription forms executed by each of the Selling Shareholders and a certified copy of the Company’s board of directors’ resolution.

We express no opinion as to any laws other than the laws of France and this opinion is to be construed under French law and is subject to the jurisdiction of the French courts.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1.	The Company is a validly existing société anonyme under the laws of France.

2.

The Shares issued by the Company following the conversion of the convertible bonds, the exercise of the warrants and for payment of interest due under the debenture will be validly issued and fully paid-up.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use of our name under the heading "Legal Matters" in the prospectus contained therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By /s/ FABRICE BAUMGARTNER

Fabrice Baumgartner, a Partner